Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) pertaining to the registration of common stock, preferred stock, debt securities, and warrants of The Beachbody Company, Inc. of our reports dated March 16, 2023, with respect to the consolidated financial statements of The Beachbody Company, Inc., and the effectiveness of internal control over financial reporting of The Beachbody Company Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 2, 2023